EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Second Quarter Results

RACINE, Wis., May 03, 2024 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the Company’s second fiscal quarter ending March 29, 2024.

“Our second quarter results reflect challenging marketplace conditions. In the season ahead, we are investing in marketing and promotions and supporting our new product launches, like the new Minn Kota Quest trolling motor line that is seeing positive response from the trade. We are also continuing to work hard to improve our cost structure and reduce inventory levels,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Looking ahead, we remain focused on investing in innovation and strengthening our brands to continue to position Johnson Outdoors for long-term marketplace success.”

SECOND QUARTER RESULTS
Total Company net sales in the second quarter declined 13 percent to $175.9 million compared to $202.1 million in the prior year second fiscal quarter. All four business segments of the Company faced challenging market conditions and increased competitive pressure. Some of the segments were also impacted by additional factors: more than half of Camping’s decline was due to the divestiture of our Military and Commercial Tents business last year; and Diving sales were impacted by geopolitical issues affecting travel to certain regions of the world.

Total Company operating loss was $0.25 million for the second fiscal quarter versus operating profit of $11.4 million in the prior year second quarter. Gross margin was 34.9 percent, compared to 37.3 percent in the prior year quarter. The margin decline was due primarily to unfavorable overhead absorption and promotional price reductions. Operating expenses of $61.7 million decreased $2.3 million from the prior year period, due primarily to lower sales volumes between quarters, lower incentive compensation and professional services expense, partially offset by increased promotional spending.

Profit before income taxes was $3.0 million in the current year quarter, compared to $19.9 million in the prior year second quarter. In addition to the decline in operating profit noted above, Other income also declined by approximately $5.4 million due primarily to a gain of approximately $6.6 million related to the divestiture of the Military and Commercial Tents product lines in the Camping Segment in the prior year quarter. Net income was $2.2 million, or $0.21 per diluted share, versus $14.9 million, or $1.45 per diluted share in the previous year’s second quarter. The effective tax rate was 28.4 percent compared to 25.5 percent in the prior year second quarter.

YEAR-TO-DATE RESULTS
Fiscal 2024 year-to-date net sales were $314.5 million, a 17 percent decrease over last year’s first fiscal six-month period. Total Company operating loss declined to $0.2 million compared to operating profit of $16.9 million in the prior fiscal year-to-date period. Gross margin was flat at 36.3 percent in the first six months of both fiscal year-to-date periods. Operating expenses were $114.5 million in the six-month period ending March 29, 2024, a decrease of $6.8 million from the first half of the prior year due to the same factors noted above for the quarter, offset in part by a $2.2 million increase in deferred compensation expense related to marking plan assets to market.

Profit before income taxes for the year-to-date period was $8.9 million versus $28.1 million in the first six months of the prior year. In addition to the change in operating profit, Other income decreased by $2.6 million year over year. The main drivers of the decrease were the gain of approximately $6.6 million related to the divestiture of the Military and Commercial Tents product lines in the Camping Segment in the prior year period, partially offset by a gain of approximately $1.9 million on the sale of a building in the current period. Additionally, net investment gains and earnings on the assets related to the Company’s non-qualified deferred compensation plan, included in Other income, improved by $2.2 million year over year.

Net income during the first fiscal six months was $6.1 million, or $0.59 per diluted share, versus $20.7 million, or $2.02 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate increased to 31.4 percent in the current year versus 26.2 percent in the prior year six-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $84.3 million as of March 29, 2024. Depreciation and amortization were $9.9 million in the six months ending March 29, 2024, compared to $7.8 million in the prior six-month period. Capital spending totaled $10.2 million in the current year-to-date period compared with $14.0 million in the prior year period. In March 2024, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of April 11, 2024, which was payable April 25, 2024.

“Competitive marketplace conditions requiring investment in promotional activity and pricing actions dampened our profits. While we’ve been making progress on inventory levels, we are continuing our efforts to improve profitability by managing expenses and expanding our cost savings program,” said David W. Johnson, Vice President and Chief Financial Officer. “Our debt-free balance sheet and cash position continue to enable us to invest in strategic opportunities to strengthen the business, while consistently paying dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 3, 2024. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 8, 2023, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating results	March 29, 2024	March 31, 2023	March 29, 2024	March 31, 2023
Net sales	$175,856	$202,115	$314,500	$380,452
Cost of sales	114,425	126,780	200,215	242,338
Gross profit	61,431	75,335	114,285	138,114
Operating expenses	61,684	63,945	114,492	121,252
Operating (loss) profit:	(253)	11,390	(207)	16,862
Interest income, net	(817)	(697)	(1,977)	(1,487)
Other income, net	(2,448)	(7,861)	(7,141)	(9,765)
Profit before income taxes	3,012	19,948	8,911	28,114
Income tax expense	856	5,087	2,800	7,374
Net income	$2,156	$14,861	$6,111	$20,740
Weighted average common shares outstanding - Dilutive	10,234	10,198	10,225	10,179
Net income per common share - Diluted	$0.21	$1.45	$0.59	$2.02

Segment Results
Net sales:
Fishing	$138,608	$155,341	$249,100	$293,382
Camping	10,520	13,725	16,433	25,338
Watercraft Recreation	9,728	12,890	14,541	22,548
Diving	16,924	20,308	34,402	39,367
Other / Eliminations	76	(149)	24	(183)
Total	$175,856	$202,115	$314,500	$380,452
Operating profit (loss):
Fishing	$7,427	$17,121	$18,956	$32,693
Camping	1,709	2,071	2,067	2,824
Watercraft Recreation	(486)	569	(2,564)	154
Diving	(298)	1,444	(876)	1,457
Other / Eliminations	(8,605)	(9,815)	(17,790)	(20,266)
Total	$(253)	$11,390	$(207)	$16,862

Balance Sheet Information(End of Period)
Cash, cash equivalents and short-term investments			$84,270	$107,648
Accounts receivable, net			129,345	144,600
Inventories, net			249,201	236,671
Total current assets			477,329	496,290
Long-term investments			2,157	—
Total assets			691,678	700,882
Total current liabilities			108,532	115,606
Total liabilities			191,589	193,475
Shareholders’ equity			500,089	507,407

Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600